Exhibit 3.2

CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
IRONWOOD PHARMACEUTICALS, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Ironwood Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Each share of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), of the Corporation converted into one share of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), of the Corporation pursuant to Article IV, Section B(7)(c)(iii)(A) of the Eleventh Amended and Restated Certificate of Incorporation of Ironwood Pharmaceuticals, Inc., filed with the Secretary of State of the State of Delaware on February 4, 2010 and effective February 8, 2010 (the “Certificate of Incorporation”).

2. Article IV, Section B(7)(e) of the Certificate of Incorporation provides that shares Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and may not be reissued.

3. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, the filing of this Certificate of Retirement shall have the effect of eliminating from the Certificate of Incorporation all references to the Class B Common Stock, including the reference to the one hundred million (100,000,000) authorized shares of Class B Common Stock in Article IV, Section B(1) of the Certificate of Incorporation.

Signature page follows.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer as of December 31, 2018.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Gina Consylman
Gina Consylman
Senior Vice President, Chief Financial Officer